Exhibit 10.72

SETTLEMENT AND STANDSTILL AGREEMENT

This Settlement and Standstill Agreement (the “Agreement”), dated November 22, 2017, is entered into by and between Rockwell Medical, Inc. (“Rockwell” or the “Company”), on the one hand, and the persons identified on Appendix A as the “Richmond Group” and the “Ravich Group,” on the other.

WHEREAS, the Company has filed an action in the United States District Court for the Eastern District of Michigan styled as Rockwell Medical, Inc. v. Richmond Brothers, Inc., et al., Case No. 17-cv-10757 (the “Litigation”), which names the Richmond Group and the Ravich Group as defendants;

WHEREAS, in the Litigation, Mark H. Ravich (“Ravich”) has asserted counterclaims against the Company and certain other third-party relief defendants;

WHEREAS, Rockwell and the Richmond Group and the Ravich Group desire to resolve the claims in the Litigation;

WHEREAS, certain members of the Richmond Group and the Ravich Group nominated Ravich to be elected to Rockwell’s Board of Directors (the “Board”) at its Annual Meeting of Shareholders held on June 1, 2017 (the “2017 Annual Meeting”), at which time Ravich was elected to the Board in opposition to Rockwell’s candidate;

WHEREAS, the Richmond Group and the Ravich Group entered into a Joint Filing Agreement dated August 25, 2017 (the “Shareholder Group Agreement”), wherein they agreed, among other things, to seek to elect new directors to the Board at the 2018 Annual Meeting of the Shareholders of the Company (the “2018 Annual Meeting”);

WHEREAS, for the duration of the Covered Period (as defined below), and subject to certain carve-outs described herein, the Richmond Group and the Ravich Group have agreed to support the recommendations and nominations of the Company in connection with any meeting of shareholders, including the 2018 Annual Meeting, and to terminate the Shareholder Group Agreement;

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.                                      Release.

a.                                      Rockwell hereby releases and forever discharges any and all actual, threatened or potential claims, causes of action, demands, rights, requests for injunctive or other equitable relief, or damages that it may have as against the Richmond Group and the Ravich Group, or any of their respective affiliates, insurers, predecessors and successors, directors, officers, agents or employees, including those arising out of or in any way related to the Litigation (the “Company Released Claims”). This release is intended to forever discharge, compromise and waive any Company Released Claim, known or unknown, based on any matter, cause or thing occurring prior to the date of this Agreement.

b.                                      The Richmond Group hereby releases and forever discharges any and all actual, threatened or potential claims, causes of action, rights, demands, requests for injunctive or other equitable relief, or damages that it may have as against the Company, or any of its affiliates, insurers, predecessors and successors, directors, officers, agents, or employees (“Richmond Group Released Claims”). This release is intended to forever discharge, compromise and waive any Richmond Group Released Claim, known or unknown, based on any matter, cause or thing occurring prior to the date of this Agreement.

c.                                       The Ravich Group hereby releases and forever discharges any and all actual, threatened or potential claims, causes of action, rights, demands, requests for injunctive or other equitable relief, or damages that it may have as against the Company, or any of its affiliates, insurers, predecessors and successors, directors, officers, agents, or employees (“Ravich Group Released Claims”). This release is intended to forever discharge, compromise and waive any Ravich Group Released Claim, known or unknown, based on any matter, cause or thing occurring prior to the date of this Agreement.

d.                                      The parties agree that within three (3) business days of the execution of this Agreement, they will jointly submit to the court a stipulation seeking to voluntarily dismiss the Litigation in its entirety and with prejudice.

e.                                       Nothing in this Agreement is intended or should be construed to release, waive, compromise or discharge any obligation of the parties to this Agreement to perform pursuant to this Agreement.

2.                                      Reimbursement of Expenses.

The Company agrees to reimburse the Richmond Group and the Ravich Group for their bona fide and reasonably documented, third-party expenses (not including any success fees or bonuses) as actually incurred in connection with the Litigation and/or the proxy contest by the Richmond Group and the Ravich Group related to the 2017 Annual Meeting, in an aggregate amount not to exceed $895,000.00. The Company agrees to remit such reimbursement within five (5) business days of receiving the request therefor.

3.                                      Voting and Standstill.

a.                                      Subject to paragraph 4.a. of this Agreement, for the period beginning from the date of this Agreement through and including the earlier to occur of December 31, 2018 or thirty (30) days prior to the deadline established pursuant to Rockwell’s Bylaws for the submission of shareholder nominations for directors at the 2019 Annual Meeting of Shareholders of the Company (the “Covered Period”), both the Richmond Group and the Ravich Group agree to cause any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”), that any of them beneficially owns, directly or indirectly, to be present for quorum purposes and to be voted at any meeting of shareholders (including the 2018 Annual Meeting), including any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, as follows: (i) in favor of each director nominated and recommended by the Board for election at such meeting; (ii) against any proposals or resolutions to remove any member of the Board (unless supported by the Board); and (iii) in accordance with the Board’s recommendations for each and every other proposal by the Board subject to a shareholder vote at such meeting (subject to the carve-outs set forth in subparagraphs 3.c. and 3.e., below);

b.                                      During the Covered Period, to the extent that Richmond Brothers, Inc. (“RBI”) and/or David S. Richmond (“Richmond”) do not have the legal authority to vote any of the securities of the Company owned by the clients of RBI, both RBI and Richmond agree that they will recommend to those clients of RBI that they vote such securities of the Company in a manner consistent with the Board on all items subject to a· shareholder vote, including at the 2018 Annual Meeting; provided, however, that the obligations of this subparagraph are subject to the same carve-outs set forth in subparagraphs 3.c. and 3.e., below;

c.                                       Notwithstanding the provisions in subparagraph 3.a.(iii), above, in the event that Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”) recommend otherwise with respect to any proposals (other than the election or removal of directors or a plan for equity-based compensation that is an Independent Director Approved Plan, as defined below), the Richmond Group and the Ravich Group shall be permitted to vote in accordance with the ISS and Glass Lewis recommendation; provided, however, that the Ravich Group shall be permitted to vote contrary to the Board’s recommendation pursuant to this subparagraph only to the extent that Ravich voted contrary to the Board’s recommendation during a Board meeting regarding the same issue;

d.                                      For purposes of subparagraph 3.c., above, an equity compensation plan shall be deemed to be an “Independent Director Approved Plan” if it: (i) is approved by a majority of the independent directors; (ii) does not contain an “evergreen” provision; (iii) limits the number of shares granted in any calendar year to less than three percent (3%) of the outstanding common stock of the Company; and (iv) includes common stock representing no more than six percent (6%) of the outstanding common stock of the Company on a pro forma basis; provided further that the Company agrees that any award grants issued pursuant to an Independent Director Approved Plan must be approved by a majority of the Board;

e.                                       Notwithstanding the provisions in subparagraph 3.a.(iii), above, the Richmond Group and the Ravich Group shall be permitted to vote in their sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of Rockwell or other business combination involving Rockwell requiring a vote of shareholders of Rockwell;

f.                                        During the Covered Period (unless specifically otherwise requested in writing by the Company, acting through a resolution of a majority of the Company’s directors), the Richmond Group and the Ravich Group shall not, directly or indirectly, in any manner, alone or in concert with others:

i.                                         make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of ‘‘proxies” (as such terms are defined in or used under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Regulation 14A thereunder) or consents to vote, or seek to advise, encourage or influence (including, for the avoidance of doubt, by encouraging or participating in any “withhold” or similar campaign) any person with respect to the voting of any securities of the Company with respect to the election or removal of directors or shareholder proposals, or become a ‘‘participant” (as such term is defined in or used under the Exchange Act and Regulation 14A thereunder) in any contested solicitation for the election of directors with respect to the Company (other than a solicitation or acting as a participant in support of all of the nominees of the Board at any shareholder meeting) or make, be the proponent of or cause any person to initiate any shareholder proposal pursuant to Rule 14a-8 under the Exchange Act, the Company’s Bylaws or otherwise;

ii.                                      form, join, encourage, influence, advise or in any way participate in any group (within the meaning of Section 13(d)(3) under the Exchange Act) with any person with respect to any securities of the Company (except that (i) the members of the Richmond Group may be a group solely with the other members of the Richmond Group and their affiliates and associates and (ii) the members of the Ravich Group may be a group solely with the other members of the Ravich Group and their affiliates and associates) or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof;

iii.                                   consciously work in parallel, or otherwise participate in a joint activity or course of action, with any person (other than the Company or any of its officers or directors) toward acquiring control or otherwise exercising a controlling influence over the management and policies of the Company, whether or not pursuant to an express agreement;

iv.                                  effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by the Richmond Group or the Ravich Group of any securities of the Company into any tender or exchange offer, or vote with respect to any Extraordinary Transaction in their sole discretion;

v.                                     (i) call, seek to call or request the call of any meeting of shareholders, including by written consent, (ii) seek representation on, or nominate any candidate to, the Board (other than in accordance with subparagraph 4.a. of this Agreement), (iii) seek the removal of any member of the Board, (iv) solicit consents from shareholders or otherwise act or seek to act by written consent, (v) conduct a referendum of shareholders, or (vi) make a request for any shareholder list or other books and records of the Company, whether pursuant to state law, the Company’s Bylaws or otherwise (other than a request by Ravich in his capacity as a member of the Board);

vi.                                  initiate, encourage or participate in any litigation against the Company or any of its subsidiaries or their respective directors or officers, or in any derivative litigation on behalf of the Company, except for (A) litigation to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its affiliates against the Richmond Group or the Ravich Group, and (C) the exercise of statutory appraisal rights; provided, that the foregoing shall not prevent any member of the Richmond Group or the Ravish Group from responding to or complying with a validly issued legal process;

vii.                               take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors, the removal of any directors, or to fill any vacancies on the Board (other than in accordance with subparagraph 4.a. of this Agreement), (B) any material change in the capitalization, stock repurchase programs and practices or dividend of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

viii.                            purchase, on their behalf or on behalf of any of their clients or affiliates, any additional shares of Rockwell; provided that the foregoing shall not restrict (i) the Richmond Group from purchasing or acquiring beneficial ownership over up to twelve percent (12.0%) of the outstanding shares of common stock or (ii) the Ravich Group from purchasing or acquiring beneficial ownership over up to two percent (2.0%) of the outstanding shares of common stock;

ix.                                  make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with Rockwell that would not be reasonably determined to trigger public disclosure obligations for any party;

x.                                     make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, any subsidiary of the Company, the Company’s officers or directors, policies or affairs, any securities of the Company, the Company’s assets or this Agreement that is inconsistent with the provisions of this Agreement; or

xi.                                  make any public statements or speak “off the record” or “on background” with any member of the media regarding Rockwell (or its officers or directors) or make any private statements that are disparaging of Rockwell or its then or past executives, directors or affiliates; provided that the foregoing shall not restrict statements of support.

For the avoidance of doubt, nothing in subparagraph 3.f. or elsewhere in this Agreement shall prohibit or restrict Ravich from exercising his rights and fiduciary duties as a director of Rockwell, including, but not limited to, (1) taking any action or making any statement at any meeting of the Board or of any committee thereof or (2) making any statement to the Chief Executive Officer, the Chief Financial Officer or any other director or officer of Rockwell in his capacity as a director.

For purposes of this Agreement the terms ‘‘person” or ‘‘persons” shall mean any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

4.                                      Board of Directors.

a.                                     After reasonably consulting with the Richmond Group, Rockwell will add one additional member to its Board by February 15, 2018. The individual selected as the additional director, or any other vacancy arising before the appointment of the additional director, must be approved by at least four (4) Board members; provided, however, in the event that the size of the Board is reduced to four (4) or fewer directors prior to February 15, 2018 due to the departure of two (2) or more incumbent directors, then any vacancy arising before the appointment of the additional director may be filled by an affirmative vote of a majority of the directors then in office. Notwithstanding anything in this Agreement to the contrary, if the additional director is not added to the Board by February 15, 2018, the Covered Period shall terminate on February 15, 2018 and, notwithstanding any contrary provision of the Bylaws, the Richmond Group may nominate directors to the Board for the 2018 Annual Meeting by February 28, 2018 and such notice shall be deemed timely; provided further, however, that if no additional director is added to the Board by January 15, 2018, nothing in this Agreement shall prevent the Richmond Group from taking actions in furtherance of identifying director candidates in connection with the 2018 Annual Meeting so long as such actions do not create a public disclosure obligation for the Richmond Group or Rockwell and are undertaken on a basis reasonably designed to be confidential.

b.                                     John G. Cooper or the additional director referenced in subparagraph 4.a., above, shall be named as Lead Independent Director no later than February 15, 2018.

c.                                      A new director (other than the current Chairperson) shall be named as Chairperson of the Governance and Nominating Committee no later than December 7, 2017.

d.                                     The Board shall not increase in size beyond seven (7) members during the Covered Period without the approval of at least four (4) Board members.

5.                                      Representations.

a.                                      The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

b.                                      The members of the Richmond Group and the Ravich Group represent and warrant as follows: (a) such parties have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by such parties, constitutes a valid and binding obligation and agreement of such parties and is enforceable against such parties in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

6.                                      Mutual Non-Disparagement.

a.                                      Subject to applicable law, each of the parties covenants and agrees that, during the Covered Period, or, if earlier, until such time as the other party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this subparagraph 6.a., neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other parties or such other parties’ agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, in any manner that would reasonably be expected to damage the business or reputation of such other parties, their businesses, products or services or that of their agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors. Nothing in this subparagraph 6.a. shall limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law.

b.                                      Neither the Company nor the Richmond Group or the Ravich Group will issue a press release or public announcement regarding this Agreement; provided, however, that: (i) the Company may file a Form 8-K disclosing and attaching the Agreement; and, (ii) the Richmond Group and the Ravich Group may file an Amended Schedule 13D disclosing and attaching the Agreement.

7.                                      Specific Performance; Forum; Choice of Law.

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the United States District Court for the Eastern District of Michigan located in Detroit, or the courts of the State of Michigan located in Wayne County (collectively, the “Michigan Courts”), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms of this Agreement by way of equitable relief. Furthermore, each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Michigan Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Michigan Courts, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Michigan Courts, (d) waives the right to trial by jury, and (e) consents to service of process by the United States Postal Service or a reputable overnight mail delivery service, in each case, signature requested, to the address set forth in paragraph 9 of this Agreement or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITH RESPECT TO VALIDITY, INTERPRETATION, EFFECT AND ENFORCEMENT, BY THE LAWS OF THE STATE OF MICHIGAN WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

8.                                      Entire Agreement; Amendment.

This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

9.                                      Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile or email, when such facsimile or email is transmitted to the facsimile number or email address, if any, set forth below and appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this paragraph 9:

If to the Company:	Rockwell Medical, Inc.
30142 Wixom Road
Wixom, Michigan 48393
	Attn:	Chief Executive Officer
Chief Operations Officer

With a copy (which shall not constitute notice) to:	Foley & Lardner, LLP
321 North Clark Street
Suite 2800
Chicago, Illinois 60654-5313
	Attn:	Phillip M. Goldberg
Dean M. Jeske

If to the Richmond Group:	Richmond Brothers, Inc.
3568 Wildwood Ave.
Jackson, Michigan 49202
	Attn:	David Richmond

With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Ave. of the Americas
New York, NY 10019
	Attn:	Thomas J. Fleming
Ryan P. Nebel

If to the Ravich Group:	Mark Ravich
600 South Highway 169
Suite 1660
St. Louis Park, MN 55426

With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Ave. of the Americas
New York, NY 10019

	Attn:	Thomas J. Fleming
Ryan P. Nebel

10.                               Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

11.                               Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

12.                               Expenses. Except as provided in paragraph 2 of this Agreement, each party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the matters related thereto.

13.                               No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

[Signature Pages to the Settlement And Standstill Agreement Follow]

ROCKWELL MEDICAL, INC.

		By:	/s/ Robert L. Chioini

		Name:	Robert L. Chioini

		Title:	CEO

ACKNOWLEDGED AND ACCEPTED:

RICHMOND BROTHERS, INC.

By:	/s/ David S. Richmond

Name:	David S. Richmond

Title:	Chairman

RBI PRIVATE INVESTMENT I, LLC

By:	/s/ David S. Richmond

Name:	David S. Richmond

Title:	Manager of its Manager

RBI PRIVATE INVESTMENT II, LLC

By:	/s/ David S. Richmond

Name:	David S. Richmond

Title:	Manager of its Manager

RBI MANAGER, LLC

By:	/s/ David S. Richmond

Name:	David S. Richmond

Title:	Manager

RICHMOND BROTHERS 401(k) PROFIT SHARING PLAN

By:	/s/ David S. Richmond

Name:	David S. Richmond

Title:	Trustee

MATTHEW J. CURFMAN

By:	/s/ Matthew J. Curfman

DAVID S. RICHMOND

By:	/s/ David S. Richmond

NORMAN J. RAVICH IRREVOCABLE TRUST

By:	/s/ Mark H. Ravich

Name:	Mark H. Ravich

Title:	Trustee

ALEXANDER COLEMAN RAVICH 1991 IRREVOCABLE TRUST

By:	/s/ Mark H. Ravich

Name:	Mark H. Ravich

Title:	Trustee

ALYSSA DANIELLE RAVICH 1991 IRREVOCABLE TRUST

By:	/s/ Mark H. Ravich

Name:	Mark H. Ravich

Title:	Trustee

NORMAN AND SALLY RAVICH FAMILY TRUST

By:	/s/ Mark H. Ravich

Name:	Mark H. Ravich

Title:	Trustee

MARK H. RAVICH

By:	/s/ Mark H. Ravich

APPENDIX A

For purposes of this Settlement and Standstill Agreement, the “Richmond Group” includes:

1.   Richmond Brothers, Inc.

2.   RBI Private Investment I, LLC

3.   RBI Private Investment II, LLC

4.   RBI Manager, LLC

5.   Richmond Brothers 401(k) Profit Sharing Plan

6.   Matthew J. Curfman

7.   David S. Richmond

************

For purposes of this Settlement and Standstill Agreement, the “Ravich Group” includes:

1.   Norman J. Ravich Irrevocable Trust

2.   Alexander Coleman Ravich 1991 Irrevocable Trust

3.   Alyssa Danielle Ravich 1991 Irrevocable Trust

4.   Norman and Sally Ravich Family Trust

5.   Mark H. Ravich